Exhibit 10(x)

CRACKER BARREL OLD COUNTRY STORE, INC.
and
SUBSIDIARIES

FY 2019 Annual Bonus Plan

ARTICLE I
General

1.1        Establishment of the Plan.  Pursuant to the Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan ( the “Omnibus Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of Cracker Barrel Old Country Store, Inc. (the “Company”) hereby establishes this FY 2019 Annual Bonus Plan (the “ABP”).

1.2         Plan Purpose.  The purpose of this ABP is to specify appropriate opportunities to earn a bonus with respect to the Company’s 2019 fiscal year in order to reward officers of the Company and of its subsidiaries for the Company’s financial performance during fiscal year 2019 and to further align their interests with those of the shareholders of the Company.

1.3         ABP Subject to Omnibus Plan.  This ABP is established pursuant to, and it comprises a part of, the Omnibus Plan. Accordingly, all of the terms of the Omnibus Plan are incorporated in this ABP by reference as if included verbatim. In case of a conflict between the terms and conditions of this ABP and the Omnibus Plan, the terms and conditions of the Omnibus Plan shall supersede this ABP and control the issue. It is intended that the ABP shall in all respects be subject to and governed by the provisions of the Omnibus Plan.

ARTICLE II
Definitions

2.1         Omnibus Plan Definitions. Capitalized terms used in this ABP without definition have the meanings ascribed to them in the Omnibus Plan, unless otherwise expressly provided.

2.2         Other Definitions. In addition to those terms defined in the Omnibus Plan and elsewhere in this ABP, whenever used in this ABP, the following terms have the meanings set forth below:

(a)
“Affiliate” means of any corporation, partnership, limited liability company, association, trust or other entity or organization that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, and “control” has the meaning specified in Rule 405 under the Securities Act of 1933, as amended.

(b)
“Annual Bonus” means the Award to be paid to a Participant based on the Performance Curve after the Committee determines the level of 2019 Operating Income that was achieved (or such lesser amount as the Committee may determine in its discretion).

(c)
“Employment Agreement” means (i) a written employment agreement (not including an offer letter) pursuant to which a Participant is employed by the Company or an Affiliate, or (ii) a written agreement that governs the employment relationship between a Participant and the Company or an Affiliate in respect of a Change in Control or similar transaction affecting the Company.

(d)
“Operating Income” means operating income for a fiscal year of the Company as calculated consistent with past practice and presented in the audited financial statements of the Company, subject to adjustment as follows: excluding (i) extraordinary gains or losses and the effects of any sale of assets (other than in the ordinary course of business), (ii) litigation claims, settlements and expenses, (iii) the effects of any changes in accounting principles, (iv) the effects of any charges or expenses related to extraordinary, non-operational charges or expenses relating to stockholder demands, inquiries or events and related governance and other responses, (v) the effects of charges or expenses related to an organizational restructuring of the Company or one or more Subsidiaries, (vi) the effects of charges or expenses related to any severance event, (vii) any other income or expenses which the Committee, in its discretion, determines are exceptional in nature.

(e)
“Performance Curve” means the range of potential payouts of Annual Bonuses to Participants, expressed as a multiple of Target Bonus and based on the achievement of various levels of 2019 Operating Income, as established and approved by the Committee by resolution with respect to the Performance Period.

(f)	“Performance Period” means the Company’s 2019 fiscal year.

(g)
“Target Bonus” means an Award equal to a percentage of a Participant’s applicable base salary, which percentage is established or approved by the Committee or its duly authorized delegate within the Performance Period.

(h)
“Target Level” means the amount of 2019 Operating Income established by the Committee that needs to be achieved by the Company in order for Target Bonuses to be paid to Participants under the Performance Curve.

(i)
“Threshold Level” means the minimum amount of 2019 Operating Income established by the Committee that needs to be achieved by the Company in order for Annual Bonuses to be paid to Participants under the Performance Curve.

ARTICLE III
Eligibility; Calculation and Payment of Awards

3.1       Plan Eligibility. The Participants in the ABP shall be those persons designated by the Committee or its authorized delegate.

3.2        Calculation and Payment of Awards. After the close of the Performance Period, the Committee shall determine the achievement of 2019 Operating Income of at least the Threshold Level and the level of Annual Bonuses, if any, to be paid to Participants based on the Performance Curve.  The Committee shall expressly approve the amount of any payment of Annual Bonus to any Participant who is an executive officer of the Company. Any Annual Bonus payable to a Participant shall be paid in cash within a reasonable time after determination of the achievement of the Performance Goal by the Committee and, in any event, on or prior to March 15, 2020.

3.3         Limitation.  In no event may any Participant receive an Annual Bonus that exceeds 200% of his or her Target Bonus.

ARTICLE IV
Termination of Employment

Except upon death or disability, if, prior to the certification of the Award as set forth in Section 3.2, a Participant’s employment is terminated or the Participant voluntarily resigns, all of the Participant’s rights to an Annual Bonus shall be forfeited. If a Participant’s employment is terminated because of a Participant’s death or disability, the Participant’s Annual Bonus shall be reduced to reflect only the period of employment prior to termination. The adjusted Award shall be based upon the number of days of employment during the Performance Period. In the case of a Participant’s disability, the employment termination shall be deemed to have occurred on the date the Committee determines that the disability has occurred, pursuant to the Company’s then-effective group long-term disability insurance benefit for officers. Any Annual Bonus thereafter determined by the Committee shall be payable at the time specified in Section 3.2.

ARTICLE V
Change in Control

Subject to Section 7.1, if a Change in Control takes place during fiscal 2019, (i) the Target Level of 2019 Operating Income under the Performance Curve shall be deemed to have been met if the Company’s Operating Income through the end of the fiscal month preceding the Change in Control equals or exceeds 50% of the Company’s Operating Income for the comparable period in the 2018 fiscal year, (ii) all Annual Bonuses established by the Committee shall be immediately payable in cash to Participants upon the date of the Change in Control (subject to any election previously made by a Participant to defer receipt of such Annual Bonus), and (iii) unless expressly terminated, this ABP shall continue in effect throughout the remainder of fiscal 2019 with the amount of any Annual Bonuses payable at the end of fiscal 2019 reduced by the amount of any Bonuses paid upon the Change in Control.

ARTICLE VI
Recoupment Policy

6.1         General Recoupment Policy. The Company may recover any incentive compensation awarded or paid pursuant to this ABP based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensation were materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this ABP based on a Participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The provisions of this Article VI shall apply to any incentive compensation earned or paid to a Participant pursuant to this ABP. Subsequent changes in status, including retirement or termination of employment, do not affect the Company’s rights to recover compensation under this policy.

6.2        Administration of Policy. The Committee will administer this policy and exercise its discretion and business judgment in the fair application of this policy based on the facts and circumstances as it deems relevant in its sole discretion. More specifically, the Committee shall determine in its discretion any appropriate amounts to recoup, the officers from whom such amounts shall be recouped (which need not be all officers who received the bonus compensation at issue) and the timing and form of recoupment; provided, that only compensation paid or settled within three years prior to the Committee taking action under this Article VI shall be subject to recoupment; provided further, that any recoupment pursuant to clause (i) or (ii) of the first sentence of this paragraph shall not exceed the portion of any applicable bonus paid hereunder that is in excess of the amount of performance-based or incentive compensation that would have been paid or granted based on the actual, restated financial statements or actual level of the applicable financial or performance metrics as determined by the Committee in its sole discretion.

6.3        Setoff. For avoidance of doubt, the Company may set off the amounts of any such required recoupment against any amounts otherwise owed by the Company to a Participant as determined by the Committee in its sole discretion, solely to the extent any such offset complies with the requirements of Section 409A of the Code and the guidance issued thereunder.

6.4        Other Adjustments. If any restatement of the Company’s financial results indicates that the Company should have made higher performance-based payments than those actually made under the ABP for a period affected by the restatement, then the Committee shall have discretion, but not the obligation to cause the Company to make appropriate incremental payments to affected Participants then-currently employed by the Company. The Committee will determine, in its sole discretion, the amount, form and timing of any such incremental payments, which shall be no more than the difference between the amount of performance-based compensation that was paid or awarded and the amount that would have been paid or granted based on the actual, restated financial statements.

ARTICLE VII
Employment Agreements

7.1        Precedence of Employment Agreement.  In case of a conflict between the terms and conditions of this ABP and those of a Participant’s Employment Agreement(s) relating to the Annual Bonus covered hereby—including, without limitation, regarding the level at which the Annual Bonus shall be calculated, the effect of a termination of the Participant’s employment upon his or her rights with respect to the Annual Bonus or the payment of the Annual Bonus upon or following a Change in Control—the provisions of such Participant’s Employment Agreement(s) shall remain in full force and effect and shall supersede this ABP and control the issue with respect to such conflict.